MEDIA CONTACT: Donna Weaver, VP Corp. Comm., 212.329.8072, or donna.weaver@kellwood.com.	FINANCIAL CONTACT: Roger D. Joseph, VP Treasurer & IR, 314.576.3437, or roger_joseph@kellwood.com. W. Lee Capps III, Chief Operating Officer & CFO, 314.576.3486, or wlc@kellwood.com.

FOR IMMEDIATE RELEASE

KELLWOOD INTRODUCES FIRST QUARTER AND FISCAL 2006 SALES AND EARNINGS GUIDANCE

Restructuring Essentially Complete – on time and below Budget

Provides Guidance for Stock Option Expense

ST. LOUIS, MO., January 24, 2006 – Kellwood Company [NYSE:KWD] today commented on its business outlook by introducing first quarter and fiscal 2006 net sales and earnings guidance. The Company also provided guidance for the impact of stock option expense on its fiscal 2006 results, as required by FASB 123R.

Fiscal 2006 Guidance

Net Sales

Net sales from ongoing operations in fiscal year 2006 are expected to approximate $2.0 billion, versus $2.07 billion from ongoing operations forecasted for fiscal year 2005. On a segment basis, sales are expected to be as follows:

•	Men’s Sportswear sales are planned to remain in the range of $505 million.
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Other Soft Goods sales are planned to increase by approximately $5 million, or 2% to $320 million, versus $315 million in fiscal year 2005 from ongoing operations as a result of growth from Gerber Childrenswear and American Recreation Products.

•

Women’s Sportswear sales are expected to decrease by approximately $75 million, or 6% to $1,175 million, versus $1,250 million forecasted for fiscal year 2005 from ongoing operations. The principal reasons for the year-to-year planned decrease include the anticipated fallout from the recent consolidations at retail, and a planned reduction in sales of off price merchandise.

Net Earnings

Net earnings for the fiscal 2006 year are planned to approximate fiscal 2005 net earnings of $44 million. Earnings per diluted share, however, are expected to increase by 4.3% from $1.63 per diluted share from ongoing operations forecasted for fiscal year 2005 to $1.70 per diluted share in 2006 due to having fewer shares outstanding. The average number of diluted shares outstanding is expected to drop by approximately one million shares to 26.0 million in fiscal year 2006 versus 27.1 million shares in 2005 as the result of the stock buyback program initiated in 2005. Included in this earnings guidance for 2006 is approximately $4.3 million before tax, $2.8 million after tax or $0.11 per diluted share of stock option expense, as called for under the new accounting requirements. Approximately $1.8 million of expense before tax will be booked in the first quarter with approximately $0.8 million recorded in each of the three remaining quarters.

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Operating earnings (gross profit less selling, general and administrative expense) in fiscal year 2006 before expensing stock options are planned to increase by approximately $5 million to $104 million, or 5.2 percent of sales versus $99 million, or 4.8 percent of sales from ongoing operations in fiscal year 2005. The year-to-year improvement is expected to come from an increase in gross profit as a percent of sales. The Company expects to see meaningful year-to-year improvement in gross and operating margins beginning in the second half. Selling, general and administrative expense levels in fiscal year 2006 should be in the range of $350 million.

Non-operating expenses including amortization of intangibles ($10.0 million) net interest expense ($23.5 million) and other income of ($1.0) million in fiscal year 2006 should remain in the same range as incurred in fiscal year 2005. The effective tax rate in fiscal year 2006 is expected to increase by two percentage points to 34 percent versus 32 percent in fiscal year 2005 due to a change in the mix of foreign versus domestically generated income. Capital expenditures and depreciation expense are each planned to be in the range of $30 million, essentially the same as in fiscal year 2005.

The Company also noted that because of the seasonality and lead-time associated with the apparel business, the benefit from the personnel and process changes implemented to enhance the retail performance of a select number of its consumer lifestyle brands is not expected to be manifested in the financial performance of the company until the second half. Additionally, the lost volume resulting from consolidations at retail will have a greater negative impact on Kellwood’s results in the first half.

Therefore, sales in the first half of fiscal year 2006 are expected to approximate $960 million versus $1,042 million from ongoing operations in the first half of fiscal year 2005. Sales in the second half of fiscal year 2006 are planned to increase by approximately $12 million to $1,040 million, versus $1,028 million from ongoing operations forecasted for the second half of fiscal year 2005.

First Quarter Fiscal 2006 Guidance

Sales

Most of the year-to-year decrease in sales for the first half will likely occur in the first quarter. First quarter sales in fiscal year 2006 are planned at $485 million, versus $554 million in fiscal year 2005 from ongoing operations with the majority of the year-to-year decrease in sales occurring in Women's Sportswear. The expected drop in sales is due to retailer consolidations, lower sales of off price merchandise, and the planned exit of certain private label programs.

Net Earnings

First quarter fiscal 2006 net earnings are planned at $4.0 million, or $0.15 per diluted shares versus $15.1 million, or $0.54 per share from ongoing operations in fiscal 2005. The year-to-year expected decline in net earnings is due to lower sales volume as previously discussed and the expensing of stock options, which will reduce first quarter pre tax earnings by $1.8 million and after tax earnings by

$1.2 million or $0.05 per diluted share.

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Commenting on the announcement, Robert C. Skinner, Jr., president and chief executive officer stated: “The Kellwood senior management team is wholly focused on substantial improvement in the earnings and economic value of the company. We continue to progress toward repositioning Kellwood, as a premiere marketer of lifestyle brands across a broad array of price points. To date, we have sold and or exited non-core businesses while attracting top industry executives to our team. Additionally, we have implemented plans to improve the profitability of our ongoing business with better merchandise flow, and more fashion appropriate styles. This is expected to reduce end of season markdowns and off price sales beginning in the second half of fiscal 2006, as our product offerings and assortments will better match the taste levels and lifestyles of consumers. We are also pleased to report the substantial completion of our restructuring plan and believe we have taken the necessary steps to stabilize the business in order to set the stage for a turnaround that is expected to result in a significant improvement in operating results. We were able to execute the restructuring plan in accordance with the time schedule originally established and the related expenses incurred relative to this restructuring are expected to be at least $20 million below budget.”

For an updated investor relations presentation, please see Kellwood’s website www.kellwood.com.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Actual results may differ materially due to risks and uncertainties that are described in the Company’s Form 10-K and other filings with the SEC.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe", "expect", "will", "estimate", "project", "forecast", "planned", "should", "anticipate" and similar expressions may identify forward-looking statements. These forward-looking statements represent the Company's expectations concerning future events, are based on various assumptions and are subject to a number of risks and uncertainties. These risks include, without limitation: changes in the retail environment; an economic downturn in the retail market, including deflationary pressures; economic uncertainty due to the elimination of quotas on Chinese imports; a decline in the demand for the Company's products; the lack of customer acceptance of the Company’s new designs and/or product lines; the increasingly competitive and consolidating retail environment; financial or operational difficulties of customers or suppliers; disruptions to transportation systems used by the Company or its suppliers; continued satisfactory relationships with licensees and licensors of trademarks and brands; ability to generate sufficient sales and profitability related to licenses containing minimum royalty payments; the ability to successfully complete the restructuring plan; the economic impact of uncontrollable factors, such as terrorism and war; the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions); stable governments and business conditions in the countries where the Company's products are manufactured; the impact of acquisition activity and the ability to effectively integrate acquired operations; and changes in the Company's strategies and expectations. These risks are more fully described in the Company's periodic filings with the SEC. Actual results could differ materially from those expressed or implied in forward-looking statements. The Company disclaims any obligation to publicly update or revise any of its forward-looking statements.

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Non-GAAP Financial Measurers Information

The following table summarizes the reconciliation between net earnings and diluted EPS and “net earnings and diluted EPS from ongoing operations” for the first quarter and total fiscal year of 2005.

	Three Months Ended 4/30/05		Forecast for this Year Ended 1/28/06
	($000)	Diluted EPS	($000)	Diluted EPS
Net Earnings from Ongoing Operations	$15,103	$ 0.54	$ 44,000	$ 1.63

Tax Benefit from Repatriation	-	-	13,000	$ 0.48
Discontinued Operations, net of tax	(3,284)	$(0.12)	(11,000)	$(0.39)
Restructuring Costs	-	-	(135,000)	$(5.01)

Net Earnings and Diluted EPS	$11,819	$ 0.42	$(89,000)	$(3.29)

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